Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 2010 Second Quarter Sales and Net Income
SCOTTSDALE, AZ October 26, 2009; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets Zicam® products, today announced financial results for its fiscal second quarter and six months ended September 30, 2009. Second quarter revenue decreased 24% to $25.6 million compared to $33.6 million for the comparable quarter in the prior year. The Company reported net income for the quarter of $5.1 million, or $0.55 per diluted share, compared to net income of $8.2 million, or $0.86 per diluted share, for the quarter ended September 30, 2008.
The lower sales in the quarter ended September 30, 2009 versus the prior year is primarily attributable to the loss of nasal Cold Remedy products, which were withdrawn from the market in June 2009. Nasal Cold Remedy sales accounted for 51% of Cold Remedy unit sales in the second quarter of the prior year. Partially offsetting the loss of nasal Cold Remedy sales was a 53% increase in oral Cold Remedy unit sales during the quarter ended September 30, 2009 over the prior year.
For the six months ended September 30, 2009, the Company reported net sales of $32.5 million, and a net loss of $(17.8) million, or $(1.95) per diluted share, which includes a $9.0 million charge for the recall of Cold Remedy Nasal Gel and Cold Remedy Swabs as well as charges of approximately $23.9 million for the impairment of goodwill and certain tangible and intangible assets recorded in the quarter ended June 30, 2009. This compares to net sales of $42.1 million and net income of $6.0 million, or $0.62 per diluted share, for the six months ended September 30, 2008.
Bill Hemelt, President and Chief Executive Officer, said, “Although the absence of our two best-selling products from the market has reduced our level of sales, we are encouraged by the growth of our oral Cold Remedy products. This cold and flu season is off to an unusually strong start, driven by the prevalence of H1N1 flu. Cold and flu tracking data show elevated levels of illness not usually experienced until later in the season. In connection with higher illness levels, we are partnering with our retail customers to increase product displays and cold and flu preparedness. It is still early in the season and we cannot predict how the incidence of cold and flu will progress in coming months. In addition, we are finalizing new creative messaging and will be running new advertising in early November.”
Mr. Hemelt continued, “Average gross margin was 73% for the quarter ended September 30, 2009, or 4% points higher than the 69% average gross margin realized in the quarter ended September 30, 2008. Higher gross margin was primarily due to a higher average unit sales price. As previously reported, the Company has discontinued sales in Canada in order to focus entirely on its U.S. operations. Operating expense in the quarter ended September 30, 2009 reflects a $1.6 million charge for withdrawing products from Canada. In addition, the Company experienced increased legal activity during the quarter ended September 30, 2009, which included responding to the Food and Drug Administration’s (June 16, 2009) warning letter, and the Securities and Exchange Commission’s (June 19, 2009) informal inquiry, and litigating claims with one of its former manufacturers. Defense costs were $2.4 million in the quarter ended September 30, 2009, compared to $759,000 in the quarter ended September 30, 2008. At September 30, 2009, the Company had $23.6 million in cash and certificates of deposit.”
Due to the loss of nasal Cold Remedy product sales, the Company is executing operating plans that reflect fiscal 2010 revenue in the $65 million to $70 million range. In addition, due to increased marketing between November and March and higher legal expense, the Company expects to incur a net loss in the second half of fiscal 2010.

There will be a teleconference Tuesday, October 27, 2009 at 11:00 a.m. EDT to discuss second quarter fiscal 2010 financial results. To access the teleconference, please call (888) 695-0608 (domestic) or (719) 457-2646 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on Events & Presentations. A replay of the call will be available at (888) 203-1112 (domestic) or (719) 457-0820 (international), replay number 1902514, for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

	Three months ended	Three months ended	Six months ended	Six months ended
($000s)	Sept 30, 2009	Sept 30, 2008	Sept 30, 2009	Sept 30, 2008
Net Sales	$25,627	$33,632	$32,543	$42,140
Cost of Sales	6,830	10,379	9,623	13,573

Gross Profit	18,797	23,253	22,920	28,567
Selling, General & Administrative	10,150	8,837	26,639	17,299
Research and Development	419	1,143	1,353	1,754
Impairment of Long-lived Assets	—	—	23,867	—

Income (Loss) from Operations	8,228	13,273	(28,939)	9,514
Total Other Income	38	85	85	192

Net Income (Loss) Before Tax	8,266	13,358	(28,854)	9,706
Income Tax Expense	3,188	5,116	(11,100)	3,730

Net Income	$5,078	$8,242	$(17,754)	$5,976

Net Income (Loss) per Diluted Share	$0.55	$0.86	$(1.95)	$0.62
Average Shares Outstanding (mil)	9.2	9.6	9.1	9.6
Selected Balance Sheet Information

	Sept. 30, 2009		Sept. 30, 2008
($000s)	(Unaudited)	March 31, 2009	(Unaudited)
Cash and Certificates of Deposit	$23,582	$40,015	$19,724
Accounts Receivable — Trade	$22,968	$14,769	$29,971
Inventory	$5,150	$7,740	$12,210
Total Assets	$72,699	$91,360	$89,779
Current Liabilities	$15,711	$15,477	$17,771
Working Capital	$48,803	$52,075	$50,015
Total Debt	$0	$0	$0
Shareholders’ Equity	$56,988	$73,077	$69,992
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. The Company markets Zicam brand pharmaceuticals, including Zicam Cold Remedy in multiple oral delivery forms; Zicam Allergy and Congestion Relief products; as well as Zicam Cough and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, President and Chief Executive Officer, 602-385-8888, or Bill Barba, Treasurer, 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our revenue and net income (loss) expectations for the fiscal year ending March 31, 2010; (ii) our expectations regarding the FDA’s June 16, 2009 Warning Letter and the resulting impact on our operations and financial results; (iii) our expectations regarding new advertising and marketing of our products in the 2009/2010 cold season; (iv) our expectations regarding the cold and flu season. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability, advertising, and securities litigation; (f) regulatory issues or public relations challenges, including those associated with the FDA’s warning letter; (g) the possibility of delays or other difficulties in selling our products or in implementing new product improvements and introducing to the marketplace new products and brands; (h) the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes or the product recall associated with the FDA’s warning letter, may exceed expected amounts; (i) the possibility of future product recalls; (j) increased competition from private label manufacturers; and (k) adverse economic changes may affect consumer demand. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 8, 2009, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
-END-

6